UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Grey Wolf, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear shareholders of Grey Wolf, Inc.:

     As you know, Precision Drilling Trust and Grey Wolf, Inc. agreed to combine their businesses by merging Grey Wolf with and into Precision Lobos Corporation, a wholly-owned subsidiary of Precision. Previously we sent to you the proxy statement/prospectus dated October 28, 2008, which described the merger and included a notice of special meeting of the shareholders of Grey Wolf to be held on December 9, 2008. The merger agreement must be approved by the holders of a majority of Grey Wolf common stock outstanding on the record date for the special meeting, October 27, 2008. Pursuant to the merger agreement, each Grey Wolf shareholder may elect to receive either cash or Precision trust units in exchange for their shares of Grey Wolf common stock. Each share of Grey Wolf common stock will be converted, at the holder’s option, into $9.02 in cash or 0.4225 of a Precision trust unit, subject to proration. The maximum amount of cash to be paid by Precision will be approximately $1.12 billion, and the maximum number of Precision trust units to be issued will be approximately 42.0 million. These amounts take into account shares of Grey Wolf common stock issuable upon the conversion of Grey Wolf’s convertible debt securities and the exercise of Grey Wolf stock options, which, together with Grey Wolf’s issued and outstanding common stock, total approximately 223.0 million fully-diluted shares of Grey Wolf common stock. These maximum amounts translate to $5.00 in cash and 0.1883 of a Precision trust unit for each share of Grey Wolf common stock. This proxy statement/prospectus supplement is provided to supplement the information contained in the proxy statement/prospectus.

     Grey Wolf has outstanding approximately $275 million aggregate principal amount of 3.75% Contingent Convertible Senior Notes due 2023 and Floating Rate Contingent Convertible Senior Notes due 2024 (together, the “Grey Wolf Convertible Notes”). To the extent that Grey Wolf Convertible Notes are not converted into Grey Wolf common stock prior to the merger, the Grey Wolf Convertible Notes will become indebtedness of Precision Lobos, and will be convertible at the option of the holder following the merger into the same consideration that would have been received by holders of Grey Wolf common stock that did not make an election to receive cash or Precision trust units. The holders of the Grey Wolf Convertible Notes will have the right to require Precision Lobos to purchase the Grey Wolf Convertible Notes for cash following completion of the merger for the principal amount of such notes plus accrued but unpaid interest.

     We have amended the merger agreement to correct a technical error in the operation of its provisions relating to the proration among Grey Wolf shareholders of the cash and Precision trust units that we intended to be available to Grey Wolf shareholders in the merger. Without the amendment, Precision would have been required to pay to other Grey Wolf shareholders an amount of cash merger consideration that was intended to be paid in the merger only to holders of the Grey Wolf Convertible Notes upon the purchase offer that Precision Lobos is required to make to the holders of the Grey Wolf Convertible Notes after the merger. Additionally, this had the effect of reducing the number of Precision trust units to be received by Grey Wolf shareholders in the merger in an unintended manner. Neither of those results reflected our mutual intent. Rather, we intended that to the extent holders of Grey Wolf Convertible Notes did not timely convert their notes into Grey Wolf common stock before the merger, the cash merger consideration that would have been paid to the holders of Grey Wolf Convertible Notes if they converted to Grey Wolf common stock prior to the merger would instead be retained by Precision to be available for application towards the purchase price of the Grey Wolf Convertible Notes in the purchase offer for those notes that Precision Lobos will be required to make following the merger. The board of directors of Grey Wolf and the board of directors of Precision Drilling Corporation each agree that the amendment to the merger agreement was necessary and appropriate to reflect their mutual intent for the correct technical operation of the proration mechanism. The amendment is set forth in Appendix A to this proxy statement/prospectus supplement.

     As discussed in the proxy statement/prospectus under the caption “The Merger — Material US Federal Income Tax Consequences of the Merger and Owning Precision Trust Units — Application of Section 367 of the Code,” US Grey Wolf shareholders will be required to recognize gain, but not loss, realized as a consequence of the merger if the value of Precision is less than that of Grey Wolf on the date of the merger. While we cannot predict the values of the companies, the value of Precision could be less than that of Grey Wolf as of the date of the merger. We have requested a private letter ruling from the Internal Revenue Service exempting the transaction from the requirement that the value of Precision be greater than that of Grey Wolf, but have not received a response to our ruling request and can offer no assurance that we will receive the ruling by the date of the merger or thereafter.

     In order to enable Grey Wolf shareholders to consider the matters discussed herein, Grey Wolf has postponed the previously-scheduled Grey Wolf special meeting of shareholders to now be held on December 23, 2008, at 9:00 a.m. local time, at the Hilton Houston Westchase, Houston, Texas.

     Grey Wolf’s board of directors continues to unanimously recommend that Grey Wolf shareholders vote “FOR” the proposal to approve the merger agreement.

     Your vote is important. Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Grey Wolf common stock on the record date for the special meeting. If you have already voted and do not wish to change your vote, you need do nothing; the holder of that proxy will vote your shares as indicated on that proxy. Instructions for changing your vote and revoking your proxy are set forth beginning on page 39 of the proxy statement/prospectus.

     If you have previously submitted a proxy voting for the merger and now wish to exercise appraisal rights (as described in more detail beginning on page 87 of the proxy statement/prospectus and Annex D thereto), in addition to following the instructions set forth in the proxy statement/prospectus, you must either (i) submit a revised proxy voting against the merger or (ii) revoke your previously submitted proxy, in each case, in order to validly exercise appraisal rights.

     If you have already returned a merger consideration election form and do not wish to change your election, you need do nothing. If you have previously submitted an election form and now wish to change your election (as described in more detail beginning on page 84-85 of the proxy statement/prospectus), you must submit a revised election form setting forth your new election. The election deadline remains 5:00 p.m. Houston, Texas time, on the second business day prior to the effective time of the merger. Precision and Grey Wolf will publicly announce the anticipated election deadline at least 5 business days prior to the anticipated effective time of the merger.

Kevin A. Neveu Chief Executive Officer Precision Drilling Corporation	Thomas P. Richards Chairman of the Board, President and Chief Executive Officer Grey Wolf, Inc.

     NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA, OR ANY STATE OR FOREIGN SECURITIES COMMISSION OR SIMILAR AUTHORITY HAS APPROVED OR DISAPPROVED OF THE PRECISION TRUST UNITS TO BE ISSUED IN CONNECTION WITH THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, NOR HAVE THEY DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This supplement to the proxy statement/prospectus is dated December 3, 2008 and is first being mailed to Grey Wolf shareholders on or about December 3, 2008.

GREY WOLF, INC.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
(713) 435-6100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on December 23, 2008

This is a supplement (this “supplement”) to the proxy statement/prospectus dated October 28, 2008 (the “proxy statement/prospectus”) of Grey Wolf, Inc. (“Grey Wolf”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of shareholders originally scheduled to be held on December 9, 2008, beginning at 9:00 a.m. local time. Notice is hereby given that the special meeting of shareholders was postponed and will now be held on December 23, 2008, at 9:00 a.m., local time, at the Hilton Houston Westchase, Houston, Texas. At the special meeting, you will be asked to:

1. approve the Agreement and Plan of Merger, dated as of August 24, 2008, among Grey Wolf, Precision Drilling Trust (“Precision”), Precision Drilling Corporation and Precision Lobos Corporation, a copy of which is included as Annex A to the proxy statement/prospectus, as amended on December 2, 2008, a copy of such amendment is included as Appendix A hereto; and

2. approve the adjournment or postponement of the Grey Wolf special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposal.

For more information about the proposals and the special meeting, please review the proxy statement/prospectus and this supplement.

Only holders of record of shares of Grey Wolf common stock at the close of business on October 27, 2008, the record date for the special meeting, are entitled to notice of, and a vote at, the special meeting and any adjournments or postponements of the special meeting. In order for the Agreement and Plan of Merger, as amended, to be approved by Grey Wolf shareholders, the affirmative vote of the holders of a majority of the shares of Grey Wolf common stock outstanding and entitled to vote as of the record date is required.

Your vote is important. If you have not already voted, we encourage you to sign and return your proxy card, or use the telephone or Internet voting procedures, before the special meeting so that your shares will be represented and voted at the special meeting even if you cannot attend in person.

By Order of the Board of Directors

David W. Wehlmann, Secretary

As described in the proxy statement/prospectus and this supplement, Grey Wolf’s board of directors believes that the transactions contemplated by the merger agreement are fair to, and in the best interests of, Grey Wolf shareholders. Accordingly, Grey Wolf’s board of directors unanimously recommends that Grey Wolf shareholders vote “FOR” the proposal to approve the merger agreement.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT.

In connection with the proposed merger, Precision has filed a registration statement on Form F-4, which includes a proxy statement of Grey Wolf, with the Securities and Exchange Commission. SECURITY HOLDERS OF GREY WOLF ARE URGED TO CAREFULLY READ IN THEIR ENTIRETY THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND OTHER MATERIALS REGARDING THE PROPOSED MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT GREY WOLF, PRECISION, PRECISION DRILLING CORPORATION, PRECISION LOBOS CORPORATION AND THE PROPOSED MERGER. Security holders may obtain a free copy of the registration statement and the proxy statement/prospectus and other documents containing information about Grey Wolf and Precision, without charge, at the SEC’s web site at www.sec.gov, at Precision’s web site at www.precisiondrilling.com, and at Grey Wolf’s web site at www.gwdrilling.com. Copies of the registration statement and the proxy statement/prospectus and the SEC filings are incorporated by reference therein may also be obtained for free by directing a request to either Investor Relations, Precision Drilling Trust, (403) 716-4500 or to Investor Relations, Grey Wolf, Inc., (713) 435-6100.

MATERIAL TERMS OF AMENDMENT TO MERGER AGREEMENT

The merger agreement has been amended by the agreement attached hereto as Appendix A to amend Section 2.6(a) to read in its entirety as set forth below. Textual additions to Section 2.6(a) made by the amendment are indicated by bold face type and deletions are indicated by text that has been stricken through.

Section 2.6  Effect on Grey Wolf Equity Securities.

(a) Grey Wolf Common Stock.  At the Effective Time, subject to the provisions of this Article II, each share of Grey Wolf Common Stock issued and outstanding immediately prior to the Effective Time, or that is deemed to be issued and outstanding immediately prior to the Effective Time under the terms of the Grey Wolf Senior Notes Indentures in connection with the conversion procedures for the Grey Wolf Convertible Notes, and the Grey Wolf Options (other than Grey Wolf Dissenting Shares and shares of Grey Wolf Common Stock to be cancelled without payment of any consideration therefor pursuant to Section 2.6(c)), shall represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i)	each Unit Election Share shall be converted into the right to receive the number of Precision Trust Units equal to the Exchange Ratio (the “Per Share Unit Consideration”), subject to adjustment in accordance with this Section 2.6(a) and Section 2.10;

(ii)	each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration in cash, without interest, subject to adjustment in accordance with this Section 2.6(a) and Section 2.10;

(iii)	each No Election Share shall be converted into the right to receive the Per Share Unit Consideration and/or the Per Share Cash Consideration in cash, without interest, as provided in this Section 2.6(a) below, subject to adjustment in accordance with Section 2.10;

(iv)	Notwithstanding the foregoing, if:

(1)	the sum of (i) the product of (x) the total number of Cash Election Shares plus the number of Notes Shares and (y) the Per Share Cash Consideration (such product being the “Elected Cash Consideration”) that would be paid upon conversion of the Cash Election Shares in the Merger plus (ii) the product of (x) the total number of Grey Wolf Dissenting Shares and (y) the Per Share Cash Consideration (the “Dissenting Cash Consideration”) exceeds the Available Cash Consideration, then:

(A)	each Unit Election Share and each No Election Share shall be converted into the right to receive the Per Share Unit Consideration; and

(B)	each Cash Election Share shall be converted into the right to receive (i) an amount of cash (without interest) equal to the product of (w) the Per Share Cash Consideration multiplied by (x) a fraction, the numerator of which shall be the difference between the Available Cash Consideration and the Dissenting Cash Consideration and the denominator of which shall be the Elected Cash Consideration (the fraction described in this clause (x) being referred to as the “Cash Fraction”) and (ii) a number of Precision Trust Units equal to the product of (y) the Exchange Ratio multiplied by (z) one (1) minus the Cash Fraction; or

(2)	the sum of the Elected Cash Consideration and the Dissenting Cash Consideration is less than the Available Cash Consideration, then:

(A)	each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration;

(B)	if (a) the product of (x) the number of No Election Shares ~~plus the number of the Notes Shares~~ and (y) the Per Share Cash Consideration (the “No Election Value”) equals or exceeds (b) the difference between the Available Cash Consideration and the sum of the Elected Cash Consideration and the Dissenting Cash Consideration (the “No Election Available Cash”), then (i) on a pro rata basis, a number of No Election Shares equal to

1

~~(1)~~ the No Election Available Cash divided by the Per Share Cash Consideration ~~multiplied by (2) a fraction the numerator of which shall be the number of No Election Shares and the denominator of which shall be the number of No Election Shares plus the number of Notes Shares~~ shall each be converted into the right to receive the Per Share Cash Consideration, with the remainder of the No Election Shares each being converted into the right to receive the Per Share Unit Consideration and (ii) each Unit Election Share shall be converted into the right to receive the Per Share Unit Consideration; and

(C)	if the No Election Value is less than the No Election Available Cash, then (i) each No Election Share shall be converted into the right to receive the Per Share Cash Consideration and (ii) each Unit Election Share shall be converted into the right to receive (a) an amount of cash (without interest) equal to (x) the difference between the No Election Available Cash and the No Election Value divided by (y) the number of Unit Election Shares and (b) a number of Precision Trust Units equal to the product of (x) the Exchange Ratio and (y) one (1) minus the fraction determined by dividing the amount of cash determined pursuant to the preceding clause (a) by the Per Share Cash Consideration.

(3)	the sum of the Elected Cash Consideration and the Dissenting Cash Consideration equals the Available Cash Consideration, then:

(A)	each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(B)	each Unit Election Share and No Election Share shall be converted into the right to receive the Per Share Unit Consideration; and

(v)	notwithstanding the definition of Available Cash Consideration, Precision shall have the option, in its sole discretion, to increase the amount of the Available Cash Consideration to any amount up to and including the amount of the sum of the Elected Cash Consideration and the Dissenting Cash Consideration plus the product of (1) the No Election Shares and (2) the Per Share Cash Consideration; provided that Precision may not increase the Available Cash Consideration to an amount that, in the reasonable opinion of counsel to Precision and counsel to Grey Wolf, would cause such counsel to be unable to render the opinions described in Section 6.2(d) and Section 6.3(d), respectively.

2

EXAMPLES OF PRORATION ADJUSTMENTS OF MERGER CONSIDERATION

Set forth below are illustrative calculations of the effect of the merger consideration proration provisions of the merger agreement. Defined terms used herein shall have the meanings ascribed to them in the merger agreement, as amended, and it is important that you refer to these defined terms when reviewing these examples. The examples below have assumed that up to a maximum of 42 million Precision trust units will be issuable in connection with the merger.

Prior to the amendment to the Merger Agreement, if all the Grey Wolf shareholders made a valid cash election, there were no dissenting shareholders and none of the Grey Wolf Convertible Notes converted, each Cash Election Share would have been entitled to the following:

•	a cash amount equal to

—	$9.02 (the Per Share Cash Consideration) multiplied by

—	0.6845, which is the resulting fraction with

•	$1.115 billion as the numerator (the difference between the Available Cash Consideration and the Dissenting Cash Consideration) and

•	$1.629 billion as the denominator (the Elected Cash Consideration),

meaning that each Cash Election Share would have been entitled to $6.17 in cash, and

•	a number of Precision trust units equal to

—	0.4225, the Exchange Ratio, multiplied by

—	0.3155, which is 1 minus the fraction calculated above of 0.6845,

meaning that each Cash Election Share would have been entitled to 0.1333 of a Precision trust unit, for a total of $6.17 in cash plus 0.1333 of a Precision trust unit for each share of Grey Wolf common stock.

After the amendment to the Merger Agreement, if all the Grey Wolf shareholders make a valid cash election, there are no dissenting shareholders and none of the Grey Wolf Convertible Notes have converted, each Cash Election Share would be entitled to the following:

•	a cash amount equal to

—	$9.02 (the Per Share Cash Consideration) multiplied by

—	0.5543, which is the resulting fraction with

•	$1.115 billion as the numerator (the difference between the Available Cash Consideration and the Dissenting Cash Consideration) and

•	$2.0115 billion as the denominator (the Elected Cash Consideration),

meaning that each Cash Election Share would be entitled to $5.00 in cash, and

•	a number of Precision trust units equal to

—	0.4225, the Exchange Ratio, multiplied by

—	0.4457, which is 1 minus the fraction calculated above of 0.5543,

meaning that each Cash Election Share would be entitled to 0.1883 of a Precision trust unit, for a total of $5.00 in cash plus 0.1883 of a Precision trust unit for each share of Grey Wolf common stock.

3

Prior to and after the amendment to the Merger Agreement, if all the Grey Wolf shareholders make a valid unit election, there are no dissenting shareholders and none of the Grey Wolf Convertible Notes have converted, each Unit Election Share would be entitled to the following:

•	a cash amount equal to

—	$732.55 million (the difference between the No Election Available Cash and the No Election Value) divided by

—	180.6 million (which would be the number of Unit Election Shares),

meaning that each Unit Election share would be entitled to $4.06 in cash, and

•	a number of Precision trust units equal to

—	0.4225, the Exchange Ratio, multiplied by

—	0.5499, which is 1 minus the quotient obtained by dividing the amount of cash payable to each Unit Election Share, which would be $4.06, by the Per Share Cash Consideration, which would be $9.02,

meaning that each Unit Election Share would be entitled to 0.2323 of a Precision trust unit, for a total of $4.06 in cash plus 0.2323 of a Precision trust unit for each share of Grey Wolf common stock.

INVESTOR NOTICE

Precision Drilling Trust and Grey Wolf, Inc. have filed a proxy statement/prospectus with the Securities and Exchange Commission (“SEC”) and sent copies to Grey Wolf shareholders. Investors are urged to read the proxy statement/prospectus because it contains important information about Precision and Grey Wolf and the proposed merger. Investors may obtain a free copy of the proxy statement/prospectus and other documents filed by Precision and Grey Wolf with the SEC at the SEC’s web site at http://www.sec.gov. The proxy statement/prospectus and other relevant documents may also be obtained free of cost by directing a request to Precision Drilling Trust, 4200, 150-6th Avenue, S.W., Calgary, Alberta, Canada, Attention: Investor Relations, telephone: (403) 716-4500, or to Grey Wolf, Inc., 10370 Richmond Avenue, Suit 600, Houston, Texas 77042, Attention: Investor Relations, telephone: (713) 435-6100. Precision and Grey Wolf and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Grey Wolf in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of shareholders of Grey Wolf is set forth in the proxy statement/prospectus.

4

Appendix A

December 2, 2008

Grey Wolf, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042

Attention:	Thomas Richards Chairman and Chief Executive Officer

Dear Sirs:

We refer to the Agreement and Plan of Merger by and among Precision Drilling Trust, Grey Wolf, Inc., Precision Drilling Corporation and Precision Lobos Corporation dated August 24, 2008 (the “Agreement”). Words defined in the Agreement and used in this letter shall have the same meaning in given them in the Agreement.

As you are aware, and as noted in Precision’s Registration Statement on Form F-4 prepared in connection with the Merger, holders of Grey Wolf Common Stock are permitted to elect to receive either cash or Precision Trust Units in exchange for their shares of Grey Wolf Common Stock, with each share of Grey Wolf Common Stock being converted, at their option, into $9.02 in cash or 0.4225 of a Precision Trust Unit, subject to proration. We have agreed that the maximum amount of cash payable by Precision will be approximately $1.115 billion, and the maximum number of Precision Trust Units issuable by Precision will be approximately 42.0 million, taking into account all of the shares of Grey Wolf Common Stock issuable upon the conversion of Grey Wolf Convertible Notes and the exercise of Grey Wolf Options, which, together with the issued and outstanding Grey Wolf Common Stock, totals approximately 223 million fully-diluted shares of Grey Wolf Common Stock. These maximum amounts translate to $5.00 in cash and 0.1883 of a Precision Trust Unit for each share of Grey Wolf Common Stock.

We believe that the mechanics set forth in Section 2.6 of the Agreement do not properly reflect our agreement that the maximum cash consideration payable by Precision in connection with the Merger of approximately $1.115 billion is calculated on the basis of the approximately 223 million fully-diluted shares of Grey Wolf Common Stock or, more accurately, $5.00 per share of Grey Wolf Common Stock. In order for the Agreement to correctly set forth our agreed upon proration of the merger consideration among the holders of Grey Wolf Common Stock, we propose that the following technical amendments be made to the Agreement:

1. Inserting the words “plus the number of Notes Shares” immediately after the words “Election Shares” in the second line of Section 2.6(a)(iv)(1).

2. Deleting the words “plus the number of the Notes Shares” in the second line of Section 2.6(a)(iv)(2)(B).

3. Deleting term “(1)” in the seventh line of Section 2.6(a)(iv)(2)(B).

4. Deleting the words “multiplied by (2) a fraction the numerator of which shall be the number of No Election Shares and the denominator of which shall be the number of No Election Shares plus the number of Notes Shares” beginning in the eighth line of Section 2.6(a)(iv)(2)(B).

In addition, in the event that the special meeting of Grey Wolf shareholders to approve the Agreement is held on December 23, 2008, the parties hereto agree to close the transactions contemplated by the Agreement on December 23, 2008.

By execution of this amendment, each of Precision, PDC, Lobos and Grey Wolf represents to the other that as of the date hereof, to the knowledge (as such term is defined in the Agreement) of such party the conditions to its obligations set forth in Sections 6.2 and 6.3, respectively, are satisfied, other than the expected subsequent delivery of tax opinions to be rendered at the Closing.

A-1

Please indicate your acceptance of the foregoing amendment of the Agreement by forwarding an executed copy of this letter to the attention of Kevin Neveu by fax at (403) 264-0251, whereupon this letter and its acceptance will constitute our amendment of the Agreement in the manner set forth above.

Thank you for your consideration.

Yours truly,

PRECISION DRILLING TRUST, by its agent,
Precision Drilling Corporation

Per:	/s/ Kevin A. Neveu
Kevin A. Neveu
Chief Executive Officer

PRECISION DRILLING CORPORATION

Per:	/s/ Kevin A. Neveu
Kevin A. Neveu
Chief Executive Officer

PRECISION LOBOS CORPORATION

Per:	/s/ Kenneth J. Haddad
Kenneth J. Haddad
President

Agreed to and accepted this 2nd day of December, 2008.

GREY WOLF, INC.

Per:	/s/ Thomas P. Richards
Thomas P. Richards
Chief Executive Officer

A-2